UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CommonWealth REIT

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On February 27, 2014, CommonWealth REIT (the “Company”) hosted a conference call to discuss the Company’s results of operations and financial condition for the quarter and year ended December 31, 2013.  Excerpts from the transcript of this conference call are included below.

* * * * *

Adam Portnoy - CommonWealth REIT - President, Managing Trustee:

Before beginning, I want to remind everyone that the purpose of today’s call is to discuss fourth-quarter and year-end 2013 results. And we will not be answering any questions regarding litigation or the current effort by the Related Company and Corvex Management to remove the entire CommonWealth Board of Trustees, by written consent and without cause.

I also want to state that I am incredibly proud of the commitment demonstrated by RMR and its employees in continuing to manage CommonWealth for the benefit of all shareholders in the face of many distractions during last year. It has not been easy for RMR staff to lease and operate CommonWealth’s buildings during the last year.

RMR staff has had to work extra hard to convince tenants to renew and lease space in CommonWealth buildings, including assuring tenants that any landlord commitments will be honored and that buildings will continue to be maintained to high standards going forward.

Competitors, brokers, tenants, and vendors have often tried to take advantage of the disruption and uncertainty of CommonWealth over the last year. Our strong results this quarter underscore the fact that RMR, its 850 real estate professionals, located throughout the US, provide CommonWealth with excellent service and low costs; and that the management piece paid to RMR results in real value for CommonWealth and its shareholders.

* * * * *

Before turning the call over to John Popeo, I want to briefly review some changes we’ve recently announced to management compensation and corporate governance, which was in response to shareholder feedback.

Starting January 1, 2014, the CommonWealth business management agreement with RMR was changed to further align Management’s financial incentives with the returns realized by shareholders. Fees payable under the business management agreement are now tied to stock price performance, and a significant portion of the fee is now payable in CommonWealth common shares.

Also in January, CommonWealth added two highly qualified new independent trustees to its Board. And the Board’s nominating and governance committee continues to work with the executive search firm Korn Ferry International to identify additional independent trustee candidates to join the Board prior to the June 13, 2014, annual meeting.

The Board has also made several changes to its bylaws to make it easier for shareholders to participate in its annual meetings; and is recommending to shareholders that the Company Declaration of Trust be amended at the June 2014 annual meeting to allow for the annual election of all trustees, and for plurality voting in contested elections.

The independent trustees also intend to designate a lead independent trustee after an additional independent trustee has been added to the Board, which is anticipated to occur on or before the June, 2014, annual meeting.

In summary, CommonWealth has made significant progress in both executing its business plan and enhancing its corporate governance in 2013.

* * * * *

Michael Bilerman - Citigroup - Analyst:

Hi, Adam it’s Mike speaking. It sounds like things are progressing ahead with the results and you certainly in your openings gave a very good overview about where things stand and how the portfolio has been restructured. I am just curious where your head is at in terms of a permanent CEO.

We talked last quarter about your multiple roles in terms of CEO or RMR, but also defacto the President nor CEO of CommonWealth. It sounded like you had a pretty good grasp on what’s going on. Have you thought about perhaps going into this role and letting someone else do RMR or vice versa?

Adam Portnoy - CommonWealth REIT - President, Managing Trustee:

Mike, thanks for that question. I think that is something that is on the minds of some shareholders. That is something that I think there will probably more resolution regarding that question later in 2014. Right now, there’s no plan for me to change my role.

But as I said on previous calls, I’m not wed to any one position and if shareholders think that there is a benefit to be had by separating my role in CEO of RMR from CEO or President of CommonWealth, we’re very open to that conversation with shareholders. And we’re willing to have that conversation. I think we’ll turn to that maybe a little bit more seriously later in 2014.

Michael Bilerman - Citigroup - Analyst:

And you talked in your opening remarks and you spend a lot of time talking about the distractions that the RMR people have had over the course of the year. I’m just curious how and what did you do to overcome those challenges to be able to deliver the operating results that you’ve been able to deliver this quarter? And just walk us through in terms of did you allocate more of RMRs time to CWH versus the other companies that you externally manage? How did you do it?

Adam Portnoy - CommonWealth REIT - President, Managing Trustee:

Sure. I think — we didn’t allocate more people or resources to CommonWealth than any other quarter. It was just simply a — senior management including myself, John, others spending a lot of time talking to front line employees, getting them comfortable with the situation, and reminding people to stay focused.

I think it’s a credit to the staff that they were able to remain incredibly focused. It was fair— I think it was fair to say that it could be very easy to get distracted by a lot of the activities. And I think it’s to their credit that they remain focused on the job at hand. And it had nothing to do with changing people’s roles or reallocating resources. It was just— it was basically just doing what we do everyday.

I also think it had a lot to do with the portfolio repositioning. I mean we’ve been saying for several quarters now and it’s been — I know it’s hard for investors and shareholders. We keep saying it’s coming. It’s coming. What we’re doing is going to make a lot of sense.

It’s going to result in a better results and better financial performance. I’m very pleased in this quarter; it finally started really showing some of those results that we’ve been talking about with regards to the portfolio repositioning that we started.

Michael Bilerman - Citigroup - Analyst:

And then just last question — it’s a clarification for the vote process. How will an absentee or a non-vote count in terms of — when the tally is made? I just want to make sure that we understand, obviously, a shareholder who votes yes or no, that’s clearly — I know how that’s counted. But what happens if there’s a non-vote or an absentee?

Adam Portnoy - CommonWealth REIT - President, Managing Trustee:

A non-vote or absentee vote is a no vote.